Exhibit 99.1

Trilogy Metals Reports Second Quarter Fiscal 2021 Financial Results

VANCOUVER, BC, July 7, 2021 /CNW/ - Trilogy Metals Inc. (TSX: TMQ) (NYSE American: TMQ) ("Trilogy", "Trilogy Metals" or "the Company") announces its financial results for the second quarter ended May 31, 2021.  Details of the Company's financial results are contained in the interim unaudited consolidated financial statements and Management's Discussion and Analysis which will be available on the Company's website at www.trilogymetals.com, on SEDAR at www.sedar.com and on EDGAR at www.sec.gov. All amounts are in United States dollars unless otherwise stated.

Highlights

  Strong working capital position of $8.1 million and cash on hand of $8.4 million.
  Ambler Access Project budget for 2021 field season totalling $13 million approved by AIDEA and Ambler Metals LLC.
  Summer exploration program at the Upper Kobuk Mineral Projects has commenced.

Ambler Access Project – 2021 Budget Approved

In a press release dated April 19, 2021, the Company announced that the Alaska Industrial Development and Export Authority ("AIDEA") had formally approved the proposed plan and budget for the 2021 summer field season activities, detailed engineering and environmental and field work of up to $13 million for the Ambler Access Project ("AAP"). The cost will be shared 50/50 by AIDEA and the Company's 50% owned joint venture, Ambler Metals LLC ("Ambler Metals"). The Board of AIDEA has authorized up to $6.5 million for field season activities. These funds will be matched by up to another $6.5 million from Ambler Metals under the terms of the Ambler Access Development Agreement that was approved by the AIDEA Board on February 10, 2021 and subsequently executed by both parties, resulting in a total budget for 2021 of up to $13 million. The AAP is a proposed 211-mile, east-west running controlled industrial access road that would provide industrial access to the Ambler Mining District in northwestern Alaska.

2021 Exploration Season for the Upper Kobuk Mineral Projects

In a press release dated May 17, 2021, the Company announced that Ambler Metals had finalized the details of the 2021 exploration field program at the UKMP for the previously approved $27 million exploration budget. The exploration program is aligned with a strategy developed by the Company and our joint venture partner, South32 Limited ("South32") which prioritizes the exploration budget within the UKMP. The strategy defines a program that advances the highest priority projects and exploration targets, both volcanogenic Massive Sulphide ("VMS") and Carbonate-Hosted Copper ("CHC"), ranging from early-stage geophysical anomalies that were identified during the 2019 airborne Versatile Time Domain Electromagnetic ("VTEM") survey to advanced VMS and CHC prospects with historical resources.

The UKMP project camp opened on June 1, 2021 following stringent COVID-19 safety protocols.  Mandatory COVID-19 testing is conducted with negative tests required both prior to traveling to the site and prior to departure from the site.  Upon arrival all personnel must follow safety protocols, including additional protocols implemented in response to the pandemic.  Drilling has commenced with three drill rigs deployed.

Annual General Meeting of Shareholders

The Annual General Meeting of shareholders was held on May 19, 2021. At the Annual General Meeting, all directors nominated by the Company and standing for election were elected by shareholders of the Company, with each director receiving no less than 99.77% of the votes cast.

Selected Results

The following selected financial information is prepared in accordance with U.S. GAAP.

in thousands of dollars,
except for per share amounts

	Three months ended		Six months ended
Selected expenses	May 31, 2021 $	May 31, 2020 $	May 31, 2021 $	May 31, 2020 $
General and administrative	306	407	669	998
Mineral properties and feasibility study expenses	-	-	-	1,545
Professional fees	275	198	504	866
Salaries	407	226	845	450
Salaries – stock-based compensation	524	770	2,672	1,966
Investor relations	116	101	270	227
Gain on derecognition of assets contributed to joint venture	-	-	-	(175,770)
Share of loss on equity investment	1,700	561	2,820	739
Comprehensive (loss) earnings for the period	(3,413)	(3,002)	(7,929)	168,177
Basic (loss) earnings per common share	(0.02)	(0.02)	(0.05)	1.20
Diluted (loss) earnings per common share	(0.02)	(0.02)	(0.05)	1.13

For the three-month period ended May 31, 2021, Trilogy reported a net loss of $3.4 million (or $0.02 basic and diluted loss per common share). For the comparable period in 2020, we reported a net loss of $3.0 million (or $0.02 basic and diluted loss per common share). This second quarter difference is primarily due to a $1.1 million increase in our 50% pro rata share of Ambler Metals' comprehensive loss. This was offset by a one-time amount of $0.7 million in feasibility study costs incurred during the second quarter of 2020. The share of loss in equity investment is higher versus the comparative period as the current quarter includes costs incurred to ready the camp for the 2021 field season. These set up costs were not incurred in the comparative period as the 2020 field season had been cancelled due to the COVID-19 pandemic.

Other variances noted for the comparable period were: i) a decrease in general and administrative expenses of $0.10 million primarily due to recruiting fees incurred in the comparative period for which there are no current period costs as well as the elimination of travel costs due to COVID-19 travel restrictions; ii) an increase of $0.07 million in professional fees primarily driven by an increase of $0.12 million for geological consulting, offset by $0.04 million in savings for auditing and legal services as the comparative period included charges for new accounting standard implementation and joint venture set up; iii) an increase of $0.18 million in salaries as the current period cost reflects additions to the executive team during the third quarter of 2020 for which there are no prior year second quarter comparatives; and iv) a decrease of $0.30 million in stock-based compensation driven primarily by RSUs that vested during the second quarter of 2020, for which there are no current quarter comparatives.

For the six-month period ended May 31, 2021, Trilogy reported a net a loss of $7.9 million (or $0.05 basic and diluted loss per common share). For the comparable period in 2020, we reported net earnings of $168 million (or $1.20 basic and $1.13 diluted earnings per common share). The difference for the six-month period ended May 31, 2021, when compared to the same period in 2020, is primarily due to the $176 million gain on derecognition of mineral property assets contributed to Ambler Metals upon formation of the joint venture on February 11, 2020. This variance is offset by $1.5 million of mineral property expenses and $0.7 million of feasibility study cost incurred during the comparable prior period for which there are no current period comparatives. Furthermore, our share of loss on equity investment was $2 million higher for the six-month period ended May 31, 2021, and reflects costs incurred by Ambler Metals to ready the project site for the 2021 field season. These set up costs were not incurred by Ambler Metals in 2020 as the field season was cancelled due to the COVID-19 pandemic.

Liquidity and Capital Resources

As of May 31, 2021, we had $8.4 million in cash and working capital of $8.1 million, which is sufficient to fund our ongoing operations for at least the next 12 months. The projects are fully funded by Ambler Metals and we do not anticipate needing to fund our 50% share of future expenditures to advance the projects until the subscription price paid by South32 into Ambler Metals of $145 million is spent.

Qualified Persons

Richard Gosse, P.Geo., Vice President Exploration for Trilogy Metals Inc., is a Qualified Person as defined by National Instrument 43-101.  Mr. Gosse has reviewed the technical information in this news release and approves the disclosure contained herein.

About Trilogy Metals

Trilogy Metals Inc. is a metals exploration and development company which holds a 50 percent interest in Ambler Metals LLC which has a 100 percent interest in the UKMP in northwestern Alaska. The UKMP is located within the Ambler Mining District which is one of the richest and most-prospective known copper-dominant districts located in one of the safest geopolitical jurisdictions in the world. It hosts world-class polymetallic volcanogenic massive sulphide ("VMS") deposits that contain copper, zinc, lead, gold and silver, and carbonate replacement deposits which have been found to host high-grade copper and cobalt mineralization. Exploration efforts have been focused on two deposits in the Ambler mining district - the Arctic VMS deposit and the Bornite carbonate replacement deposit. Both deposits are located within land package that spans approximately 172,636 hectares. The Company has an agreement with NANA Regional Corporation, Inc., a Regional Alaska Native Corporation that provides a framework for the exploration and potential development of the Ambler mining district in cooperation with local communities. Our vision is to develop the Ambler mining district into a premier North American copper producer.

Cautionary Note Regarding Forward-Looking Statements

This press release includes certain "forward-looking information" and "forward-looking statements" (collectively "forward-looking statements") within the meaning of applicable Canadian and United States securities legislation including the United States Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, included herein, including, without limitation, statements relating to the planned expenditures and the anticipated drilling, the Company's ability to fund its operations, the requirement for additional funding at Ambler Metals and the perceived merit of the Company's properties are forward-looking statements. Forward-looking statements are frequently, but not always, identified by words such as "expects", "anticipates", "believes", "intends", "estimates", "potential", "possible", and similar expressions, or statements that events, conditions, or results "will", "may", "could", or "should" occur or be achieved. Forward-looking statements involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from the Company's expectations include the uncertainties involving success of exploration activities, permitting timelines, requirements for additional capital, risks pertaining to the outbreak of the coronavirus (COVID-19), government regulation of mining operations, environmental risks, prices for energy inputs, labour, materials, supplies and services, uncertainties involved in the interpretation of drilling results and geological tests, unexpected cost increases and other risks and uncertainties disclosed in the Company's Annual Report on Form 10-K for the year ended November 30, 2020 filed with Canadian securities regulatory authorities and with the United States Securities and Exchange Commission and in other Company reports and documents filed with applicable securities regulatory authorities from time to time. The Company's forward-looking statements reflect the beliefs, opinions and projections on the date the statements are made. The Company assumes no obligation to update the forward-looking statements or beliefs, opinions, projections, or other factors, should they change, except as required by law.

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SOURCE Trilogy Metals Inc.

View original content: http://www.newswire.ca/en/releases/archive/July2021/07/c1904.html

%CIK: 0001543418

For further information: Company Contacts: Elaine Sanders, Vice President & Chief Financial Officer; Patrick Donnelly Vice President Corporate Communications & Development, 604-638-8088 or 1-855-638-8088

CO: Trilogy Metals Inc.

CNW 06:30e 07-JUL-21